Exhibit 10.1

EXECUTION COPY

RETIREMENT SEPARATION AGREEMENT

This Retirement Separation Agreement (“Agreement”) is entered into by and between Donald E. Morel, Jr., Ph.D. (“Executive”) and West Pharmaceutical Services, Inc., a Pennsylvania corporation (collectively, with its predecessors, successors, assigns, parents, affiliates, subsidiaries, and related companies, including, without limitation, Daikyo Seiko Ltd. and Daikyo Kosan Ltd. “Company”).
WHEREAS, Executive, who is currently employed as Chairman of the Board of Directors (“Board”), has decided to voluntarily resign his position of Chairman of the Board effective June 30, 2015 (“Retirement Date”).
WHEREAS, Executive and the Company are currently parties to an Employment Agreement dated April 30, 2002, as amended by Amendment #1 to Employment Agreement (“Employment Agreement”).
WHEREAS, in consideration of Executive’s service to the Company and his retirement, the Executive and the Company have entered into this Agreement to set forth the terms and conditions for the continuation of Executive’s employment between May 5, 2015 and the Retirement Date (“Chairman Service Period”) and the amicable termination of Executive’s employment as of the Retirement Date.
NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, Executive and the Company agree as follows:
1.Termination of Employment and Resignation; Continued Service as Chairman.

a.
Executive hereby voluntarily retires and terminates his employment with the Company, resigns from all offices, titles and positions with the Company effective on the Retirement Date. Such termination of employment effective on the Retirement Date will constitute a voluntary termination of employment by the Executive.

b.
Since May 5, 2015, Executive has (i) served as a director of the Board and a key advisor to his successor, (ii) presided at all meetings of the Board and meetings of the shareholders of the Company as Chairman of the Board, (iii) remained an employee and officer of the Company and has assisted the Company in the transition of Executive’s duties to the Company’s Chief Executive Officer (“CEO”) and (iv) devoted his entire time, effort and attention to the affairs of the Company and to the successful development of its business.

c.	For the remainder of the Chairman Service Period, Executive will continue to hold the positions and carry out the duties described in Section 1(b), above.

d.	Executive hereby resigns, effective upon the Retirement Date, as Chairman of the Board and as a director of the Board and advisor to his successor.

2.Compensation Upon Retirement Under this Agreement. Executive agrees that his termination of employment and resignation as provided in this Agreement shall not constitute a termination of his employment under Section 6 or 7 of the Employment Agreement and that no severance or other amounts are payable in connection with such termination pursuant to Sections 6, 7 or 8 of the Employment Agreement, provided that Executive shall receive the benefits provided in Section 4, below, of this Agreement. In consideration of Executive’s retirement on the Retirement Date, and conditioned upon Executive promises and obligations provided in this Agreement (including, without limitation, Executive’s agreement to provide the Consulting Services) and specifically conditioned upon Executive’s execution of the General Release attached hereto as Exhibit A in accordance with Section 5 of this Agreement and such General Release becoming effective on the eighth day after Executive executes the General Release, provided he does not revoke it (“Release Effective Date”), Executive shall be entitled to the items of compensation described in this Section 2. Executive and the Company acknowledge and agree that (i) Executive would not be entitled to all of the items of compensation described in this Section 2 upon his termination of employment on the Retirement Date had he not executed this Agreement and the General Release and (ii) such items of compensation described in this Section 2 constitute additional consideration to which Executive is not otherwise entitled.

a.
Transfer of Title to Company Automobile and Cell Phone. Within 30 days after the Release Effective Date, the Company shall transfer to Executive (i) full ownership and title to the 2014 Land Rover automobile provided by the Company for use by the Executive on the date this Agreement is executed, and (ii) full ownership of the Company cell phone and telephone number used by the Executive on the date this Agreement is executed.

b.
Treatment of Outstanding Stock Options and PVSUs. All awards of options to acquire shares of the Company’s common stock (“Stock Options”) and all Performance-Vesting Share Unit Awards (“PVSUs”) that were granted to Executive prior to the date of this Agreement and are outstanding and not fully vested on the Retirement Date will continue to vest in accordance with their terms but only if, during the period over which such awards continue to vest, Executive complies with the Non-Competition and Non-Solicitation provision in Section 10 of the Employment Agreement and the Confidential Information and Intellectual Property Matters provisions in Section 9 of the Employment Agreement. Any Stock Options that are vested as of the Retirement Date or shall become vested as provided in this Section 2.b. shall remain exercisable for their remaining terms as specified in the relevant award agreements and without regard to the termination of Executive’s employment on the Retirement Date. Except as otherwise provided in this Section 2.b., all relevant Stock Option and PVSU award agreements shall remain in effect and shall continue to vest without any requirement that Executive continue in employment and all Stock Options and PVSUs granted to Executive shall remain subject to the terms of the relevant award agreements and plan documents under which such awards were granted, including but not limited to, with respect to PVSUs, satisfaction of the relevant performance targets. Any shares of Company’s common stock that are earned with respect to any PVSU that continues to vest as provided in this Section 2.b. shall be paid out at the same time and in the same manner such awards are paid to similarly-situated active employees, but in no event later than the fifteenth day of the third month following the end of the performance period specified in the relevant award agreement.

c.
Special 2015 Long-Term Incentive Plan (“LTIP”) Grant. Conditioned upon the execution of this Agreement and the General Release, and Executive’s satisfaction of the covenants contained herein, including but not limited to the covenant to assist with the transition of the Company to a new Chief Executive Officer, the Compensation Committee of the Board has taken action to grant to Executive a special 2015 Long-Term Incentive Plan award (“LTIP Award”) which will have a grant date value of $2,400,000, with 50% of such value delivered in Stock Options and 50% in PVSUs, as described below. The terms and conditions of the LTIP Award shall be identical to those made to other LTIP participants at the Annual Grant meeting of the Compensation Committee on February 17, 2015; provided, however, that, Executive will not be required to remain employed during the 2015-2017 performance period applicable to the PVSUs, nor during the four-year vesting period applicable to the Stock Options provided that Executive complies with the covenants contained herein. The grant date for the LTIP Award shall be June 30, 2015 (“Grant Date”), which was the grant date determined by the Company’s Compensation Committee in accordance with the applicable equity plan and Section 409A of the Internal Revenue Code. The LTIP Award shall be forfeited if (i) Executive does not deliver to the Company the fully executed General Release in accordance with Section 5 of this Agreement or (ii) the Executive revokes the General Release before the Release Effective Date. The Stock Options granted pursuant to this LTIP Award shall become exercisable in 4 equal installments of 25% each on the first, second, third and fourth anniversaries of the Grant Date. The exercise price of the Stock Options granted pursuant to this LTIP Award shall be the fair market value of the Company’s common stock, as defined in the 2011 Omnibus Incentive Compensation Plan, as of the Grant Date. The number of Stock Options awarded pursuant to this LTIP Award shall be equal to $1,200,000 divided by the Black-Scholes value on the Grant Date; the number of PVSUs awarded pursuant to this LTIP Award shall be equal to $1,200,000 divided by the closing price of the Company’s common stock on the Grant Date.

d.
Prorated 2015 AIP Payment. Executive will receive a payment under the Company’s Annual Incentive Plan (“AIP”) for the 2015 calendar year equal to 50% of his target bonus (set at 100% of base salary) multiplied by the attained percentage of the corporate goals set by the Compensation Committee of the Board. The payment under the AIP will be made in cash only and at the same time and in the same manner as that made to similarly-situated active employees, but no later than March 15, 2016.

e.	20-Year Term Life Insurance Policy. The Company shall not assert any right, title or interest in or to the 20-year term life insurance policy, policy number 47403185,

issued by New York Life Insurance Company on November 25, 2002. The Company shall not be obligated to pay any premiums on such policy that may become due on or after the Retirement Date.
3.Compensation During the Chairman Service Period. During the Chairman Service Period, Executive will continue to receive biweekly payments of $32,525.14, subject to taxes and withholdings, and be eligible for all the employee benefit plans then made available to Company executive officers as of the date of this Agreement. Upon the Retirement Date, Executive will cease participation in all employment benefit plans in accordance with their terms; subject to the Executive’s right to continue coverage under COBRA.
4.Benefits and Other Agreements.

a.	Without regard to whether Executive executes the General Release, Executive shall receive:

•	Accrued but unpaid salary and vacation pay through the final date of his employment with the Company.

•	Vested accrued benefits to which he is entitled under Company benefit plans through the final date of his employment with the Company.

•
Indemnification according to the Company’s articles of incorporation and bylaws and the Indemnification Agreement between the Company and Executive dated January 5, 2009, and continued coverage under any directors and officers insurance that covers directors and officers of the Company.

b.	Provided that the Executive executes the General Release in accordance with Section 5 of this Agreement and does not revoke such General Release prior to the Release Date, Executive shall receive:

•
Any payments payable under Section 8.2 of the Employment Agreement and any vesting of any equity grants provided for under Section 12 of the Employment Agreement, each of which Sections is incorporated by reference into this Agreement.

5.Release of Claims Upon Retirement Date. On or within 30 days after the Retirement Date, Executive agrees to execute the Release attached as Exhibit A to this Agreement. Executive acknowledges that his agreement to execute the Release following his Retirement Date is a material inducement for the Company to enter into this Agreement. Executive further acknowledges that his receipt of the consideration described in Section 2 is contingent upon Executive signing, delivering to the Company within 30 days of the Retirement Date and not rescinding or revoking the Release.
6.Consulting Services. During the six (6) months immediately following the Retirement Date (“Consulting Period”), Executive shall provide such occasional consulting services as may be reasonably requested from time to time by the Company (“Consulting Services”). The Consulting Services may include, without limitation, providing transition advice and traveling with the CEO, on mutually agreed dates, to make introductions to commercial partners of the Company. During the Consulting Period, the relationship of Executive to the Company shall be that of an independent contractor. Nothing in this Agreement is intended or shall be construed to constitute Executive as an employee of the Company after the Retirement Date or as an agent or partner of the Company nor shall Executive have authority to bind the Company in any respect after the Retirement Date. Executive shall not be entitled to any compensation other than the compensation set forth in Section 2 of this Agreement in respect of the Consulting Services. The Company shall reimburse, in accordance with its travel reimbursement policies, travel expenses incurred by Executive in the course of providing the Consulting Services.
7.Cooperation. Executive agrees to be available to and cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter, occurring during Executive’s employment, in which Executive was involved or of which he has knowledge. Executive understands and agrees that such cooperation includes, but is not limited to, making himself available to the Company and/or its counsel upon reasonable notice for interviews and factual investigations; volunteering to the Company or its counsel pertinent information; and turning over all relevant documents that are in or may come into his possession. Executive agrees that, in the event Executive is subpoenaed by any person or entity (including, but not limited to, any government authority) to give testimony (in a deposition, court proceeding or otherwise) that in any way relates to Executive’s employment with the Company, Executive will give prompt notice of such request to the Corporate Secretary of the Company. Executive’s cooperation and assistance pursuant to this Section shall be at no expense to Executive; the Company agrees to reimburse Executive for reasonable expenses he may incur as a result of his obligations under this Section upon receipt of documentation in a form acceptable to the Company.
8.Non-Competition and Non-Solicitation Obligations. Executive acknowledges and agrees that the Non-Competition and Non-Solicitation provision in Section 10 of the Employment Agreement, including the definition of “Restrictive Period” in Section 1.11, the Specific Remedy provision in Section 13, and the Independence, Severability and Non-Exclusivity provision in Section 14 of the Employment Agreement, are incorporated into this Agreement, and those provisions are reasonable and remain enforceable. Executive further agrees that he will not challenge the reasonableness or enforceability of Sections 1.11, 10, 13 or 14 of the Employment Agreement.
9.Confidential Information. Executive acknowledges and agrees that the Confidential Information and Intellectual Property Matters provisions in Section 9 of the Employment Agreement, are incorporated into this Agreement, remain valid and are enforceable. Although it is not anticipated that Executive will obtain non-public information regarding the Company in the course of providing the Consulting Services, if Executive receives any such information, including without limitation, information about markets, key personnel, client lists and client information, operational property and plans for future developments relating thereto, in the course of providing the Consulting Services, Executive covenants and agrees that, during and after the term of this Agreement, he will keep secret all material confidential matters of the Company known to him which are not otherwise in the public domain and will not intentionally disclose them to anyone outside of the Company, wherever located, except with the Company’s prior written consent.
10.Non-Disparagement. Executive agrees that he will not make any critical, derogatory, disparaging, or defamatory comments in any respect regarding the Company or the Company’s officers, directors, agents, employees, counsel, insurers or successors or assigns. The Company will instruct its directors and its Chief Executive Officer not to make any critical, derogatory, disparaging, or defamatory comments in any respect regarding Executive.
11.Return of Materials. Except as provided in Section 2(a), no later than three business days following the Retirement Date, Executive agrees to return to the Company, and not retain in any form or format, any Company documents (and all copies thereof) and other Company property that Executive had in his possession at any time, including, without limitation, Company files, notes, notebooks, correspondence, memoranda, agreements, drawings, records, business plans, forecasts, financial information, specifications, computer-recorded information and tangible property that Executive has not purchased under the terms of this Agreement (including, without limitation, Company-issued laptop computer(s); desktop computer(s); hand-held device(s) or PDA(s), to include but not limited to, iPhone(s), BlackBerry(s), Droid(s), iPad(s), iTouch(es); removable thumb drive(s); external hard drive(s); printer(s); credit cards; entry cards; identification badges; and keys), and any materials of any kind that contain or embody any proprietary or Confidential Information (as defined in the Employment Agreement) of the Company (and all reproductions thereof in whole or in part). After returning these documents, data, and other property Executive will permanently delete from any electronic media in his possession, custody, or control (such as computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, etc., including such devices that Executive has purchased under the terms of this Agreement), or to which Executive has access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images of the Company, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained.
12.Controlling Law. This Agreement shall be governed by and interpreted in accordance with the laws of the Commonwealth of Pennsylvania. To the extent any clause or provision of this Agreement shall be determined to be invalid and/or unenforceable, such a clause or provision shall be deleted and the validity and enforceability of the remainder of this Agreement shall be unaffected.
13.Section 409A. Notwithstanding anything set forth in this Agreement, no amount payable pursuant to or as provided in this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), shall be paid unless and until Executive has incurred a “separation from service” within the meaning of Section 409A. Further, to the extent that Executive is a “specified employee” within the meaning of Section 409A as of the date of Executive’s separation from service, no amount which constitutes nonqualified deferred compensation which is payable on account of Executive’s separation from service shall be paid to Executive before the date (“Delayed Payment Date”) which is the first day of the seventh month after the date of Executive’s separation from service or, if earlier, the date of Executive’s death following such separation from service. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. The reimbursement of expenses or in-kind benefits provided pursuant to this Agreement shall be subject to the following conditions: (1) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (2) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s policies, but in no event later than the end of the year following the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
14.Entire Agreement. This Agreement, including Exhibit A hereto and those provisions of the Employment Agreement referenced herein, contains all understandings and agreements between Executive and the Company with regard to Executive’s retirement from the Company, termination of employment and all other subject matter hereof, except that the Indemnification Agreement between the Executive and the Company dated January 5, 2009 remains valid and enforceable as to the extent stated in the Continuation of Indemnity provision. Any change or addition to this Agreement and Exhibit A hereto must be in writing and signed by Executive and the Company
15.No Recognition of Wrongdoing. The signing of this Agreement and payment of the consideration described in it do not represent any admission of wrongdoing or violation of any statute, agreement, or common law by the Company. Executive represents that, as of the date he signs this Agreement, Executive is not aware of and has not engaged in any activity that would constitute wrongful conduct including, but not limited to, fraud, misrepresentation, violation of any federal, state or local law or regulation, or any conduct contrary to existing policies of the Company. Executive further represents that he has complied with any existing obligations up through the date of Executive’s signing this Agreement.
16.Legal Fees. The Company will pay all legal expenses which the Executive may incur as a result of the Company’s contesting the validity or enforceability of this Agreement to the extent the Executive prevails or substantially prevails in an action relating to the same.
17.Employee Representation. Executive agrees that he is voluntarily executing this Agreement and that no promise or inducement has been offered except as set forth in this Agreement, and that Executive is signing this Agreement without reliance upon any statement or representation by the Company or any representative or agent of the Company except as set forth in this Agreement.

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Executive acknowledges and agrees that he has entered into this Agreement freely and voluntarily.

Dated: June 30 , 2015	/s/ Donald E. Morel, Jr., Ph.D. Donald E. Morel, Jr., Ph.D.

Dated: June 30 , 2015	WEST PHARMACEUTICAL SERVICES, INC.
By: /s/ Eric M. Green Its:

EXHIBIT A

GENERAL RELEASE

WHEREAS, the employment of Donald E. Morel, Jr., Ph.D. (“Executive”) with West Pharmaceutical Services, Inc., a Pennsylvania corporation (collectively, with its predecessors, successors, assigns, parents, affiliates, subsidiaries, and related companies, “Company”) has terminated by Executive’s retirement; and
WHEREAS, Executive and the Company executed the attached Retirement Separation Agreement (“Agreement”) in which Executive agreed, among other things, to execute a separate release of claims (“Release”) following Executive’s termination of employment with the Company in exchange for the benefits described in Section 2 of that Agreement;
NOW, THEREFORE, in consideration of the mutual promises contained in the Agreement, Executive agrees as follows:
1.    Executive Release of Claims. Executive agrees to release any and all claims and/or causes of action, known or unknown, that he has or may have against the Company, excepting only claims arising under the Indemnification Agreement between the Executive and the Company dated January 5, 2009, claims enforcing the Agreement (including all amounts and benefits payable as described in the Agreement), and any claims or rights that, as a matter of law, cannot be released. This general release includes, but is not limited to, a release of all claims arising out of Executive’s employment with the Company (including the termination of that employment). Executive agrees that this general release is a release of not only the Company but also the Company’s officers, directors, shareholders, agents, employees, counsel, insurers, successors and assigns ( “Released Parties”) and that this release includes all claims that Executive may have against the Released Parties occurring up through the date Executive signs this Release. Executive understands and agrees that this release is intended to waive all claims of every kind and nature, whether known or unknown, actual or contingent, asserted or unasserted, arising under common law, statutory law or otherwise; no claim of any sort is reserved. Executive also waives any claim to reinstatement or re-employment with the Company following the Retirement Date.

Executive further acknowledges that:

a.This Release is written in a manner calculated to be understood by Executive;

b.This Release represents Executive’s knowing and voluntary release of any and all claims that Executive might have including, but not limited to, any claims arising under the Age Discrimination in Employment Act (“ADEA”);

c.Executive has not been asked to release nor has Executive released any claim under the ADEA that may arise after the date that Executive signs this Release;

d.The consideration that Executive will receive in exchange for this Release set forth in Section 2 of the Retirement Separation Agreement is something of value to which Executive is not already entitled;

e.Executive has been advised to consult with an attorney before signing this Release;

f.Executive has twenty-one (21) days following the Retirement Date, to consider, sign, and return this Release to Ryan M. Metz, Corporate Secretary, or his successor;

g.Executive has seven (7) days after signing this Release to revoke his acceptance but only if that revocation is in writing and is delivered by hand or by certified mail, return receipt requested, postmarked on or before the last day within the applicable revocation period to: Ryan M. Metz, Corporate Secretary, or his successor.

2.    Consideration. The Company will provide Executive with the consideration set forth in Section 2 of the Retirement Separation Agreement if Executive signs and does not revoke or rescind this Release.

Executive agrees that Section 2 of the Retirement Separation Agreement provides Executive with items of value that the Company is providing to Executive as consideration and that Executive would not otherwise be entitled to these items.
3.    No Recognition of Wrongdoing. The requirement that Executive sign this Release and the payment of the consideration described in it do not represent any admission of wrongdoing or violation of any statute, agreement, or common law by the Company. Executive represents that, as of the date he signs this Release, Executive is not aware of and has not engaged in any activity that would constitute wrongful conduct including, but not limited to, fraud, misrepresentation, violation of any federal, state or local law or regulation, or any conduct contrary to existing policies of the Company. Executive further represents that he has complied with any existing obligations up through the date of Executive’s signing this Release.

Executive acknowledges and agrees that he has signed this Release freely and voluntarily.

Dated: June 30, 2015	/s/ Donald E. Morel, Jr., Ph.D. Donald E. Morel, Jr., Ph.D.

Dated: June 30, 2015	/s/ Eric M. Green Eric M. Green West Pharmaceutical Services, Inc.